                                                                   EXHIBIT 99.7




                               LICHTIN PROPERTIES

                         COMBINED FINANCIAL STATEMENTS

                        FOR THE NINE MONTH PERIODS ENDED
                    SEPTEMBER 30, 1996 AND 1995 (UNAUDITED)

                               LICHTIN PROPERTIES

                            COMBINED BALANCE SHEETS


                                 (In thousands)

                                             DECEMBER 31,      SEPTEMBER 30,
                                                1995               1996
                                            ------------      -------------
                                                               (Unaudited)
ASSETS
Real estate assets:
  Land                                       $  3,321            $  4,422
  Buildings and improvements                   70,368              87,052
  Accumulated depreciation                    (17,696)            (20,134)
                                             --------            --------

      Operating real estate assets             55,993              71,340
  Developments in progress                     14,484               7,288
  Land held for development                     2,606               2,017
                                             --------            --------

      Net real estate assets                   73,083              80,645

Cash and cash equivalents                         783                 665
Receivables:
  Trade                                         1,769               1,951
  Related party                                   116                 116
Deferred costs, net                             3,210               3,837
Other assets                                      507                 615
                                             --------            --------

                                             $ 79,468            $ 87,829
                                             ========            ========

LIABILITIES AND OWNERS' DEFICIT
Notes payable                                $ 86,151            $ 94,629
Line of credit borrowings                       2,519               4,036
Notes payable and accrued interest-             8,241               9,043
 related parties
Accounts payable:
  Trade                                         3,539               2,584
  Related parties                                 299                 276
Accrued interest payable                          677                 741
Property taxes payable                            654                 823
Other liabilities                                 119                 535
                                             --------            --------

      Total liabilities                       102,199             112,667

Owners' Deficit                               (22,731)            (24,838)
                                             --------            --------

                                             $ 79,468            $ 87,829
                                             ========            ========

The accompanying notes are an integral part of these combined balance sheets.

                               LICHTIN PROPERTIES

                       COMBINED STATEMENTS OF OPERATIONS


                                 (In thousands)

                                                NINE MONTHS
                                             ENDED SEPTEMBER 30,
                                             -------------------
                                               1995        1996
                                             -------     -------
                                                  (Unaudited)
REVENUE
Rental                                       $ 7,538     $ 8,921
Tenant reimbursements                          2,516       2,694
Other                                              -          89
                                             -------     -------
                                              10,054      11,704
                                             -------     -------

EXPENSES
Property operating and maintenance             2,256       2,618
Real estate taxes                                613         746
Depreciation and amortization                  2,396       2,760
Interest                                       4,939       5,758
Interest - related parties                       314         360
Amortization of deferred financing costs         140         170
General and administrative                       793         941
                                             -------     -------
                                              11,451      13,353
                                             -------     -------

OPERATING LOSS                                (1,397)     (1,649)

Gain on sale of property                       1,245           -
Interest income                                   13          21
                                             -------     -------

NET LOSS                                     $  (139)    $(1,628)
                                             =======     =======

The accompanying notes are an integral part of these combined financial statements.

                               LICHTIN PROPERTIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                      NINE MONTHS
                                                   ENDED SEPTEMBER 30,
                                                ------------------------
                                                   1995           1996
                                                --------        --------
                                                       (Unaudited)
OPERATING ACTIVITIES
Net loss                                        $   (139)       $ (1,628)
Adjustments to reconcile net loss to
 net cash provided by operating
 activities:
  Depreciation and amortization                    2,396           2,760
  Amortization of deferred financing costs           140             170
  Straight-line rent revenue                        (193)           (210)
  Gain on sale of property                        (1,245)             --
Net change in:
  Receivables                                       (348)           (187)
  Deferred lease costs                              (235)           (968)
  Other assets                                      (504)           (113)
  Accounts payable and accrued expenses            1,080             677
  Other liabilities                                  193             416
                                                --------        --------
    Net cash provided by operating
       activities                                  1,145             917
                                                --------        --------

INVESTING ACTIVITIES
Property acquisition, development and
 construction                                    (25,018)        (10,580)

Proceeds from sale of property                    14,824              --
                                                --------        --------
    Net cash used in investing activities        (10,194)        (10,580)
                                                --------        --------

FINANCING ACTIVITIES
Line of credit proceeds (repayments), net            523           1,517
Proceeds from mortgage, construction
 and other notes payable                          20,111          15,529
Payments of mortgage, construction and
 other notes payable                             (11,051)         (7,051)
Proceeds from related party notes
 payable                                             385           1,466
Repayments of related party notes
 payable                                            (442)         (1,266)
Deferred financing costs                            (125)           (171)
Distributions to owners                           (2,262)           (479)
                                                --------        --------
Net cash provided by financing
 activities                                        7,139           9,545
                                                --------        --------
DECREASE IN CASH AND CASH EQUIVALENTS             (1,910)           (118)
CASH AND CASH EQUIVALENTS,  BEGINNING
 OF PERIOD                                         2,205             783
                                                --------        --------
CASH AND CASH EQUIVALENTS, END OF PERIOD        $    295        $    665
                                                ========        ========

The accompanying notes are an integral part of these combined financial statements.

                               LICHTIN PROPERTIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BUSINESS

Lichtin Properties represents the combined office and industrial building development, construction and management operations of Lichtin Properties, Inc. and its affiliated partnerships and corporations. Lichtin Properties began operations in 1977 and is owned primarily by members of two families. The accompanying combined financial statements include the financial condition and results of operations of the following entities:

      Lichtin Properties, Inc. (a Subchapter S corporation)
      Morrisville Industrial Associates (a general partnership)
      Perimeter Park Associates (a general partnership)
      Perimeter Park West Associates Limited Partnership
      Interchange Associates Limited Partnership
      Woodlake Limited Liability Company
      Interchange II LLC
      Woodlake II LLC
      6501 Weston Parkway LLC
      Woodlake III LLC (formed in 1996)

As of September 30, 1996, Lichtin Properties owned and managed 25 warehouse and office buildings comprising approximately 1.8 million square feet located in central North Carolina's Research Triangle Area. In addition, four buildings were under development or in lease-up comprising an additional 324,000 square feet.

2.  BASIS OF PRESENTATION

The accompanying combined financial statements of Lichtin Properties have been presented on a combined basis because of the common ownership, control and management and because the entities are expected to be the subject of a business combination with a real estate investment trust (see Note 3). All significant intercompany balances and transactions have been eliminated in the combined financial statements.

The accompanying interim unaudited combined financial statements have been prepared by Lichtin Properties' management in accordance with generally accepted accounting principles for interim financial information and in conformity with the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the interim combined financial statements presented herein reflect all adjustments of a normal and recurring nature which are necessary to fairly state the interim combined financial statements. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the years ending December 31, 1995 and 1996, respectively. These financial statements should be read in conjunction with Lichtin Properties' audited financial statements and the notes thereto included in the Weeks Corporation Form 8-K dated November 5, 1996 and filed on November 6, 1996.

3.  ACQUISITION - MERGER

On December 31, 1996, Lichtin Properties completed the first phase of an acquisition and merger transaction with Weeks Corporation, a real estate investment trust, and its subsidiaries (collectively, "Weeks"). The first phase of the transaction was comprised of the merger of 14 industrial and suburban office buildings, certain parcels of development land, and the combination of Lichtin Properties' business operations, management and employees with those of Weeks. The remaining assets of Lichtin Properties will be contributed to Weeks in staged transactions over a period of up to four additional years.